As filed with the U.S. Securities and Exchange Commission on August 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact Name of Registrant as Specified in its Charter)

North Carolina	47-0898685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 869-9200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard D. Callicutt II

President and Chief Executive Officer

BNC Bancorp

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 869-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)

with copies to:

Betty O. Temple, Esq.

Sudhir N. Shenoy, Esq.

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street, Suite 400

Greenville, South Carolina 29601

(864) 255-5400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (2)
Debt securities
Preferred stock, no par value
Common stock, no par value
Warrants
Units (3)
Total	$150,000,000	$150,000,000	$19,320

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3. Securities registered hereunder may be sold separately, together or in units with other securities registered hereby. Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement exceed $150,000,000. Such amount represents the principal amount of any debt securities (or issue price, in the case of debt securities issued at an original issue discount), and the issue price of any preferred stock, common stock or warrants. This Registration Statement includes such presently indeterminate number of securities registered hereunder as may be issuable from time to time upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities as may be offered pursuant to the prospectus filed with this Registration Statement. Separate consideration may or may not be received for securities issuable on exercise, conversion, or exchange of other securities or that are issued in units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act, and exclusive of accrued interest and dividends, if any.
(3)	Each unit will be issued under a unit agreement or other agreement and will represent an interest in one or more debt securities, shares of common stock, shares of preferred stock or warrants in any combination.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 26, 2014

PROSPECTUS

$150,000,000

Senior Debt Securities

Subordinated Debt Securities

Convertible Debt Securities

Preferred Stock

Common Stock

Warrants

Units

BNC Bancorp, herein referred to as BNC or the Company, may offer and sell, from time to time, in one or more offerings, senior debt securities, subordinated debt securities, convertible debt securities, preferred stock, common stock, warrants or units. This prospectus provides a general description of the securities we may offer and the manner in which we will offer these securities. Supplements to this prospectus will describe the specific terms and manner of offering of the securities we actually offer. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer these securities from time to time in amounts, prices, and on other terms to be determined at the time of the offering. We may sell these securities to or through underwriters, to other purchasers or through agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.

Our common stock is traded on The NASDAQ Capital Market under the symbol “BNCN.” You are urged to obtain current market prices for our common stock.

Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265 and our telephone number is (336) 869-9200. Our Internet address is http://www.bncbancorp.com.

____________________________

These securities are speculative and involve a high degree of risk. You should carefully read this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein, including our periodic reports and other information we file with the U.S. Securities and Exchange Commission and any information under the heading “Risk Factors” beginning on page [•] of this prospectus, and any applicable prospectus supplement before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our equity securities and/or our unsecured obligations, are not savings accounts, deposits or other obligations of our bank subsidiary or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is [•], 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, after the SEC declares our registration statement effective, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

We may offer the following securities from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	convertible debt securities;

•	preferred stock;

•	common stock;

•	warrants; or

•	units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any document incorporated by reference, the document with the most recent data will control.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward- looking statements” within the meaning of United States securities laws. In addition, BNC and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “project,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about BNC’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which may change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to BNC and its subsidiaries, including Bank of North Carolina, herein referred to as the Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus. BNC undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the date of this prospectus. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate BNC. Any investor in BNC should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov, and under the heading “Risk Factors” in any prospectus supplement.

ABOUT BNC BANCORP

BNC was incorporated under the laws of the State of North Carolina on September 23, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, wealth management, safe deposit boxes, and other associated services.

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As of June 30, 2014, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.7 billion, $3.1 billion and $327 million, respectively. At December 31, 2013, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.2 billion, $2.7 billion and $271 million, respectively. BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Additional information about BNC is included in documents incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” below.

In this prospectus, “BNC,” “we,” “our,” “ours,” and “us” refer to BNC Bancorp, which is a financial holding company headquartered in High Point, North Carolina, and our subsidiaries on a consolidated basis, unless the context otherwise requires, and the “Bank” refers to Bank of North Carolina, which is our wholly-owned banking subsidiary.

BNC Bancorp is incorporated under the laws of the State of North Carolina. Our principal executive offices are located at 3980 Premier Drive, Suite 210, High Point, North Carolina 27265. Our telephone number is (336) 869-9200. Our website address is http:/www.bncbancorp.com. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described or incorporated by reference in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Statements in or portions of a future document incorporated by reference in this prospectus or any prospectus supplement, including without limitation those relating to risk factors, may update and supersede statements in and portions of this prospectus or any prospectus supplement or such incorporated documents.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes. Our general corporate purposes may include augmenting the capital of the Bank for use in our banking and commercial lending operations or providing to our other subsidiaries for use in their operations, repurchasing our outstanding common stock, financing possible acquisitions of other financial institutions or their branches or other businesses that are related to banking, diversifying into other banking-related businesses, extending credit to, or funding investments in, the Bank and repaying, reducing or refinancing our indebtedness.

We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments or we may hold the net proceeds in deposit accounts in the Bank.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for all of the periods shown below. For purposes of computing these ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits.

	Six Months Ended June 30,				Year Ended December 31,
	2014		2013		2013		2012		2011		2010		2009
Ratio of earnings to fixed charges:
Including interest on deposits	2.58	x	1.69	x	1.68	x	1.26	x	1.15	x	1.21	x	1.19	x
Excluding interest on deposits	6.79	x	5.77	x	5.14	x	3.14	x	2.28	x	2.82	x	2.52	x
Ratio of earnings to combined fixed charges and preferred stock dividends:
Including interest on deposits	2.58	x	1.53	x	1.59	x	1.13	x	1.04	x	1.11	x	1.09	x
Excluding interest on deposits	6.79	x	3.30	x	3.88	x	1.63	x	1.17	x	1.54	x	1.43	x

These ratios pertain to us and our subsidiaries. Under SEC regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and “preferred stock dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. During 2013, we had 31,260 shares of Series A, Fixed Rate Cumulative Perpetual Preferred Stock, or Series A Preferred Stock, outstanding for 118 days and 1,804,566 shares of Series B, Mandatorily Convertible Non-Voting Preferred Stock, or Series B Preferred Stock, outstanding for 37 days. During 2012, 2011, 2010, respectively, we had 31,260 shares of Series A Preferred Stock outstanding and 1,804,566 shares of Series B Preferred Stock outstanding, and paid $6.1 million and $0.9 million, respectively, in dividends on such shares. During 2009, we had 31,260 shares of Series A Preferred Stock outstanding and paid $2.0 million in dividends on such shares. On February 7, 2013, all of the Series B Preferred Stock was converted into non-voting common stock. On April 29, 2013, all of the Series A Preferred Stock was redeemed with the proceeds from a non-dilutive term loan.

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SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for BNC as of and for each of the five years ended December 31, 2013 (which has been derived from our audited consolidated financial statements), and as of and for the six months ended June 30, 2014 and 2013. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as our “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which have been filed with the SEC and are incorporated by reference in this prospectus. Information for the six month periods ended June 30, 2014 and 2013 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the six month period ended June 30, 2014 do not necessarily indicate the results which may be expected for any future period or for the full year.

Selected Consolidated Financial Data

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data:
Total interest income	$74,351	$66,826	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	9,736	14,727	30,063	32,891	32,920	34,747	32,867
Net interest income	64,615	52,099	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	4,701	6,403	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	59,914	45,696	96,419	57,887	52,209	33,881	30,465
Non-interest income	10,930	11,804	22,806	33,138	20,802	28,813	8,686
Non-interest expense	54,283	46,875	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	16,561	10,625	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	3,944	1,679	4,045	(1,700)	(1,783)	(204)	(285)
Net income	12,617	8,946	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	—	1,060	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553

Per Common Share Data:
Basic earnings per share	$0.45	$0.30	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.45	0.30	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.10	0.10	0.20	0.20	0.20	0.20	0.20
Book value	11.00	9.61	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.90	8.41	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding:
Basic	28,095	26,470	26,683	17,595	10,878	9,262	7,340
Diluted	28,232	26,486	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342

Selected Period-End Balance Sheet Data:
Total assets	$3,683,230	$2,929,636	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment securities available-for-sale	256,285	242,576	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	245,341	223,503	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,670,299	2,048,941	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	30,129	32,859	32,875	40,292	31,008	24,813	17,309
Goodwill	50,744	27,111	28,384	27,111	26,129	26,129	26,129
Deposits	3,124,648	2,428,315	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	108,275	112,105	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,174	115,592	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	326,836	254,445	271,330	282,244	163,855	152,224	126,206

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	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Average Balances:
Total assets	$3,362,233	$2,948,251	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment securities	502,943	467,573	483,984	353,040	339,067	352,099	430,684
Total loans	2,440,591	2,079,887	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	3,023,497	2,627,125	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,503,794	2,232,266	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,665,668	2,387,358	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	306,681	275,233	269,123	212,955	156,968	149,959	123,641

Selected Performance Ratios:
Return on average assets(2)	0.76%	0.54%	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	8.30%	6.31%	6.28%	5.11%	4.12%	4.98%	4.81%
Return on average tangible common equity(4)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.57%	4.26%	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	9.12%	9.34%	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	68.31%	69.66%	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	22.22%	33.33%	32.79%	41.67%	44.44%	32.26%	32.26%
Allowance for loan losses to period-end portfolio loans(7)	1.13%	1.60%	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	84.86%	48.74%	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.34%	3.90%	2.74%	3.93%	6.57%	6.29%	2.04%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.51%	0.85%	0.57%	1.09%	1.14%	1.39%	1.13%

Capital Ratios:(11)
Total risk-based capital	11.18%	13.82%	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	10.13%	12.57%	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.43%	9.44%	8.96%	9.71%	7.38%	7.42%	8.32%

Other Data:
Number of full service banking offices	48	32	39	35	30	23	17
Number of limited service offices	—	—	—	—	1	1	1
Number of full time employee equivalents	708	543	620	541	442	358	249

(1)         Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)         Calculated by dividing net income available to common shareholders by average assets.

(3)         Calculated by dividing net income available to common shareholders by average common equity.

(4)         Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)         Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $3.9 million and $3.4 million for the six months ended June 30, 2014 and 2013, and $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

(6)         Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

(7)         Includes loans covered under loss-share agreements of $158.9 million and $219.3 million at June 30, 2014 and 2013, and $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

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(8)         Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $15.9 million and $44.3 million at June 30, 2014 and 2013, and $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(9)         Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $28.6 million and $62.0 million at June 30, 2014 and 2013, and $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(10)        Net loan charge-offs include $0.7 million and $8.7 million of covered loans that are reimbursed 80% by the FDIC for the six months ended June 30, 2014 and 2013, and $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.

(11)        Capital ratios are for the Bank.

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Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of / For the Six Months Ended June 30,		As of / For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$326,836	$254,445	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	—	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	62,406	31,671	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	264,430	222,774	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	29,721	26,479	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.90	$8.41	$8.66	$8.20	$9.60	$8.49	$9.43

Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,617	$7,886	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	586	321	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	13,203	8,207	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	306,881	252,153	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	44,353	31,933	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	262,328	220,220	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	10.15%	7.51%	7.50%	6.57%	5.88%	7.89%	7.30%

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THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, summarize the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement may also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities;

•	subordinated debt securities;

•	convertible debt;

•	preferred stock;

•	common stock;

•	warrants; or

•	units.

If we issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus, or Debt Securities, will be our direct unsecured general obligations. The Debt Securities will be either our senior Debt Securities, or Senior Debt Securities, or our subordinated Debt Securities, or Subordinated Debt Securities. The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures between us and a trustee chosen by us and qualified to act as a trustee under the Trust Indenture Act of 1939, or the Trustee, as disclosed in the applicable prospectus supplement. Senior Debt Securities will be issued under a Senior Indenture and Subordinated Debt Securities will be issued under a Subordinated Indenture. Together, the Senior Indenture and the Subordinated Indenture are referred to herein as the Indentures.

Because we are a holding company, our cash flows and consequent ability to service our financial obligations, including our Debt Securities, are dependent on distributions and other payments of earnings and other funds by our subsidiaries to us. The payment of dividends and other distributions by our subsidiaries is contingent upon their earnings and is subject to the requirements of federal banking regulations and other restrictions. In addition, the Debt Securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, since any right we have to receive any assets of our subsidiaries will be effectively subordinated to the claims of that subsidiary’s creditors. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to us. Claims from creditors (other than us) on subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. Any capital loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank.

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We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as referenced in the list of exhibits to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Your rights are defined by the terms of the Indentures, not the summary provided in this prospectus or a prospectus supplement. Whenever we refer in this prospectus or in a prospectus supplement to particular articles or sections or defined terms of the Indentures, those articles or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine and the supplemental prospectus will disclose the terms and conditions of the Debt Securities, including the maturity, principal, and interest rate, as well as any provisions for conversion, redemption, sinking fund, or retirement, but those terms must be consistent with the related Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (including Senior Debt Securities, if and when issued) as described under “-Subordinated Debt” and in the prospectus supplement applicable to any Subordinated Debt Securities.

Under the Indentures we may offer from time to time Debt Securities in the form of debentures, unsecured subordinated debentures, notes or other evidences of indebtedness. The aggregate principal amount of the Debt Securities which we may issue under the Indentures is unlimited, and the Debt Securities may be issued in one or more series. Any Debt Securities issued under the Indentures will be established pursuant to one or more resolutions of the Company, or to one or more indentures supplemental to the Indentures. Such resolutions or supplemental indentures, as applicable, shall also set forth the particular terms of each series of Debt Securities established thereby, which will generally include, among other things:

•	The title of the Debt Securities and the series in which such Debt Securities shall be included;

•	Whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

•	The terms pursuant to which Subordinated Debt Securities will be made subordinate in right of payment to the Company’s senior indebtedness and the definition of such senior indebtedness with respect to such series;

•	Any limit upon the aggregate principal amount of the Debt Securities (and premium if any), and if a series, the total amount authorized and the total amount outstanding;

•	Whether any Debt Securities of the series are to be issuable initially or otherwise in global form and, if so, (a) whether beneficial owners of interests in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner specified in Indenture, (b) the name of the depository with respect to any global Debt Securities, and (c) the manner in which interest payable on a global Debt Security will be paid;

•	The terms, if any, upon which the Debt Securities of any series may be convertible into or exchanged for common stock, preferred stock, other indebtedness of the Company or another obligor, or warrants for common stock, preferred stock or indebtedness or other securities of any kind of the Company or any other obligor, and the terms and conditions upon which such conversion or exchange shall be effected;

•	The date or dates, or the method, if any, by which such date or dates shall be determined, on which the principal of such Debt Securities is payable;

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•	The rate or rates at which such Debt Securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest shall accrue or the method, if any, by which such date or dates are to be determined, the interest payment dates, and the regular record dates, if any, on which such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	Under what circumstances additional amounts, which are required by the related Indenture or any Debt Securities to be paid by the Company in respect of certain taxes imposed on the holders of such Debt Securities, shall be payable;

•	The place or places, if any, where the principal of (and premium, if any) and interest, if any, on such Debt Securities shall be payable, any Debt Securities of the series may be surrendered for registration of transfer, any Debt Securities of the series may be surrendered for exchange or conversion and notices, or demands to or upon the Company in respect of the Debt Securities of the series and the related Indenture may be served;

•	Whether and the terms and conditions upon which the Debt Securities of the series or any of them are to be redeemable at the option of the Company and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

•	Whether and the terms and conditions upon which the Company is obligated to redeem, or purchase Debt Securities of the series or any of them pursuant to any sinking fund or at the option of any holder thereof and, if so, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of the Debt Securities of the series so redeemed or purchased;

•	The denominations in which Debt Securities of the series, if any, shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	If other than the principal amount thereof, the portion of the principal amount of the Debt Securities of the series or any of them which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the related Indenture or the method by which such portion is to be determined;

•	Any deletions from, modifications of or additions to the events of default or covenants of the Company, as provided in the related Indenture, with respect to the Debt Securities of the series or any of them;

•	If provision is to be made for defeasance with respect to the Debt Securities of the series;

•	If the Debt Securities of the series or any of them are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

•	If the Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Securities of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	If there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the Debt Securities of the series;

•	Whether any of the Debt Securities of a series shall be issued as original issue discount securities, which are Debt Securities which provide for declaration of an amount less than the principal thereof to be due and payable upon acceleration, and the tax effects thereof; and

•	Any other terms of the Debt Securities of the series or any of them.

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The Debt Securities may be issued in global form, and are referred to herein as global securities. Global securities will be deposited with a depositary that we will identify in a supplemental indenture. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of global securities, including the depositary arrangements for each series of global securities, will be described in the applicable supplemental indenture.

Modification and Waiver

With the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by a supplemental indenture, the Company may with respect to such series of Debt Securities enter into an indenture or supplemental indenture with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the related Indenture or of modifying in any manner the rights of the holders such Debt Securities of such series; provided, however, that no such Indenture or supplemental indenture shall, without the consent of the holder of each outstanding Debt Security affected thereby:

•	Change the maturity date of the principal of, or any installment of interest on, any such Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any additional amounts payable in respect thereof, or any premium payable upon the redemption thereof, or change the obligation of the Company to pay additional amounts, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration, or change the place of payment, coin or currency in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof;

•	Reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such Indenture or supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

•	Modify, directly or indirectly, certain provisions in the Subordinated Indenture relating to the subordination of the indebtedness represented by Subordinated Debt Securities, or modify the definition of senior indebtedness in any manner that might alter or impair the subordination of the Debt Securities with respect to senior indebtedness then outstanding (unless each holder of such senior indebtedness has consented thereto in writing).

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by us with certain provisions of the related Indenture.

The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all the Debt Securities of such series waive any past default under the related Indenture with respect to such series and its consequences, except a default:

•	In the payment of the principal of (and premium, if any) or interest on or additional amounts payable in respect of any Debt Security of such series, or

•	In respect of a covenant or provision of the Indenture which under the related Indenture cannot be modified or amended without the consent of the holder of each Outstanding Security of such series affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the related Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

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Subordinated Debt

Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Company's senior indebtedness, which shall have the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series, and shall include: (i) any indebtedness described as senior indebtedness in the resolutions of the Company that provide for the creation and issuance of such series of Subordinated Debt Securities; (ii) the principal and any premium or interest for money borrowed or purchased by the Company; (iii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iv) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (v) any obligation arising from direct credit substitutes; and (vi) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the Subordinated Indenture became effective, or created, assumed or incurred after that date. The senior indebtedness of the Company, however, excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the applicable series of Subordinated Debt Securities issued under the Subordinated Indenture; or (b) is identified as junior to, or equal in right of payment with, the applicable Subordinated Debt Securities issued under the Subordinated Indenture in the resolutions of the Company, or under an supplemental indenture, that provides for the establishment and issuance of such indebtedness.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

If stated in the applicable prospectus supplement, the Subordinated Debt Securities covered by that prospectus supplement will be intended to qualify as Tier 2 Capital under the guidelines established by the FRB, for bank holding companies. The guidelines set forth specific criteria for Subordinated Debt Securities to qualify as Tier 2 Capital, including among other things, that Subordinated Debt Securities must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Registration, Transfer and Exchange

With respect to the Debt Securities of each series, except as otherwise specified with respect to Debt Securities issued in global form, the Company shall cause to be kept, at an office or agency of the Company, a register providing for the registration of the Debt Securities of each series and of transfers of the Debt Securities of such series, subject to such reasonable regulations as it may prescribe and to certain restrictions set forth in the related Indenture.

Except as set forth in a supplemental indenture or any resolution of the Board of Directors of the Company authorizing the issuance of a series of global securities, any global security shall be exchangeable for Debt Securities of such series only if:

•	The depository is at any time unwilling or unable or ineligible to continue as a depository and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

•	The Company executes and delivers to the trustee an order to the effect that such global securities shall be so exchangeable; or

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•	An event of default has occurred and is continuing with respect to the global securities and the Company or the depository shall have requested such exchange.

The Indentures provide that if any mutilated Debt Security is surrendered to the trustee, subject to the provisions of the related Indenture, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount. With respect to destroyed, lost or stolen Debt Securities, the Company shall issue in exchange therefor a new Debt Security of the same series containing identical terms and of like principal amount, if (a) the Company and trustee have received evidence to their satisfaction of the destruction, loss or theft, (b) the holder thereof provides security indemnity as may be required by the Company and trustee, and (c) neither the Company nor trustee shall have received a notice that such Debt Security has been acquired by a bona fide purchaser. In any event, if a mutilated, destroyed, lost or stolen Debt Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Debt Security, pay amounts due under such Debt Security.

Payment

The holder of any Debt Security shall, under the Indentures, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the related Indenture, interest on or any additional amounts in respect of such Debt Security on the respective maturity dates specified in the particular terms governing such Debt Security (or, in the case of redemption, on the redemption date specified) and to institute suit for the enforcement of such payment.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. At the option of the Company, interest on Debt Securities of any series that bear interest that are not in global form, may be paid through the paying agent by mailing a check to the address of the person entitled thereto as such address shall appear in the related security register.

Satisfaction, Discharge, and Defeasance

The Company may direct that an Indenture cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series, to certain provisions relating to the payment of amounts held in trust to pay and discharge indebtedness under such Debt Securities, and rights to receive certain additional amounts, as set forth in the Indentures), if any of the following occur:

•	All Debt Securities of such series (other than Debt Securities of such series (a) which have been mutilated, destroyed, lost or stolen and which have been replaced or paid, or (b) for which a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities (including such indebtedness not yet due and payable) has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

•	All Debt Securities of such series not delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year and such Debt Securities are not convertible into other securities, or (c) if redeemable at the option of the Company, such Debt Securities are not convertible into other Debt Securities and are to be called for redemption within one year under arrangements satisfactory to the trustee, and the Company, in the case of (a), (b) or (c) above, as applicable, has deposited a sum of money in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities not delivered to the trustee for cancellation (including such indebtedness not yet due and payable);

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and the Company has:

•	Paid all other sums payable in respect of such outstanding Debt Securities; and

•	Delivered to the trustee an officer's certificate and opinion of counsel, each stating that all conditions in the Indenture relating to the satisfaction and discharge of such series have been complied with.

Amounts held in trust to pay and discharge the entire indebtedness on the Debt Securities of any series shall be used to pay such indebtedness in accordance with the related Indenture. All such amounts held with respect to Debt Securities that are subsequently converted shall be returned to the Company.

If the particular terms of any series of Debt Securities provide for defeasance of the Debt Securities, the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series when:

•	(a) The Company has deposited, as trust funds in trust for such purpose, an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); (b) with respect to any such series of Debt Securities which are denominated in United States dollars, the Company has deposited, as obligations in trust for such purpose, such amount of direct obligations of, or obligations the timely payment of the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable); or (c) the Company has properly fulfilled such other means of satisfaction and discharge as is specified with respect to all outstanding Debt Securities of such series;

•	The Company has paid all other sums payable in respect of such outstanding Debt Securities;

•	The Company has delivered to the trustee a certificate signed by a nationally recognized firm of independent public accountants certifying as to the sufficiency of the amounts deposited pursuant to clauses (a) or (b) in the first bullet-point above subsections for payment of and discharge the entire indebtedness on all outstanding Debt Securities of such series (including such indebtedness not yet due and payable), and an officer's certificate and an opinion of counsel, each stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to such Debt Securities shall have occurred and all conditions precedent in the related Indenture relating to the satisfaction and discharge of such series have been complied with; and

•	The Company has delivered to the trustee (a) an opinion of independent counsel, which may be based upon a ruling from the Internal Revenue Service, that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) if the Debt Securities of such series are then listed on a national securities exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of the defeasance.

Events of Default

Event of default means, except as provided in any supplemental indenture, with respect to any series of Debt Securities, any of the following:

•	Default in the payment of any installment of interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	Default in the payment of the principal (or premium, if any) on any Debt Security of that series when it becomes due and payable;

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•	Default in the payment of any sinking fund payment with respect to any Debt Security of that series as and when it becomes due and payable;

•	Failure by the Company to deliver the required Debt Securities or other rights upon an appropriate conversion or exchange election by any holder of convertible Debt Securities;

•	Failure by the Company duly to observe or perform any of the other covenants or agreements in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the related Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is elsewhere in the related Indenture specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•	A court having jurisdiction in the premises shall enter a decree or order for the appointment of or appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•	The Company shall commence a voluntary case under, or consent to the appointment of a receiver, liquidator, trustee or other similar official in, any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•	Any other event of default specified with respect to Debt Securities of that series.

Unless the resolution adopted by the Company or supplemental indenture establishing a series of Debt Securities provides otherwise, if an event of default specified in the sixth or seventh bullet points above (regarding certain events of receivership, insolvency or liquidation and similar proceedings) with respect to Debt Securities of a series, the principal amount of all the Debt Securities of that series (or, if any securities of that series are original issue discount securities, such portion of the principal amount of such Debt Securities as may be specified by the particular terms thereof), together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

If default is made in the payment of any installment of interest on or any additional amounts payable in respect of any Debt Security when such interest or additional amounts shall have become due and payable and such default continues for a period of 30 days, or default is made in the payment of the principal of (or premium, if any, on) any Debt Security at its maturity, the Company will, upon demand of the trustee, pay to the trustee, for the benefit of the holders of such Debt Securities, the whole amount then due and payable on such securities for interest or other amounts, or principal (and premium, if any) and interest or additional amounts, if any, as applicable, with interest upon the overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest or any additional amounts, at the rate(s) provided in the particular terms of such Debt Securities, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee.

If the Company fails to pay such amounts, the trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Debt Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Debt Securities, wherever situated. If an Event of Default with respect to Debt Securities of any series occurs and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Debt Securities of such series by such appropriate judicial proceedings that the trustee believes is the most effectual in protecting and enforcing any such rights.

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In case of any pending receivership, insolvency, liquidation or similar proceeding relative to the Company or any other obligor upon the Debt Securities or the property of the Company or of such other obligor or their creditors, the trustee shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount or such lesser amount as may be provided for in the particular terms governing the Debt Securities of such series of principal (and premium, if any) and interest and any additional amount owing and unpaid in respect of all outstanding Debt Securities of such series, including any claim for the reasonable compensation, expenses, disbursements and advances of the trustee, its agents or counsel, and of the holders, and (b) to collect, receive and distribute any amounts or other property payable or deliverable on any such claims. The trustee shall not, however, have any authority to consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Debt Securities or the rights of any holder thereof, or to authorize the trustee to vote in respect of the claim of any holder in any such proceeding.

At any time after a declaration of acceleration with respect to the Debt Securities of any series, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series, by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay (a) all overdue installments of interest on and any additional amounts payable in respect of all debts securities of such series, (b) the principal of (and premium, if any, on) the Debt Securities of such series that is due and payable (other than by such declaration of acceleration) and the related interest at the rate(s) provided in the particular terms of such Debt Securities of such series; (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest or any additional amounts at the rate(s) or rates provided in the particular terms of such Debt Securities of such series; and (d) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee; and

•	all events of default with respect to the Debt Securities of such series, other than the non-payment of the principal of Debt Securities of that series which have become due solely by such declaration of acceleration, have been cured or waived.

Amounts collected by the trustee in connection with any maturity, demand, judgment or decree shall be applied, subject to the subordination provision of the Subordinated Indenture, by the trustee:

•	First, to the payment of all amounts due the trustee and any predecessor trustee in respect of compensation and reimbursement;

•	Second, to the payment of the amounts then due and unpaid upon the Debt Securities for principal (and premium, if any) and interest or any additional amounts payable in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on such Debt Securities for principal (and premium, if any), interest or any additional amounts, respectively; and

•	Third, the balance, if any, to the Company or as a court of competent jurisdiction may otherwise direct.

We must furnish annually to the trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the related Indentures. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. We are also required to deliver to the trustee as soon as possible, and in any event within five days after the occurrence thereof, written notice of an Event of Default or prospective Event of Default.

Limited Rights

No holder of any Debt Security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the related Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the Debt Securities of such series;

•	The holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default;

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•	Such holder or holders have offered indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	The trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	No direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Debt Securities of such series.

No holder under a particular Indenture has the right to affect, disturb or prejudice the rights of any other such holders or holders of Debt Securities of any other series, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under that Indenture, except in the manner specified in the related Indenture and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, the holder of any Debt Security shall, under the related Indenture, have the absolute, unconditional right to receive payment of the principal of (and premium, if any), and subject to certain restrictions provided in the Indenture, interest on or any additional amounts due thereon on the respective maturity dates specified in the particular terms governing such Debt Security, and to institute suit for the enforcement of such holder's right to receive payment such amounts and such right shall not be impaired without the consent of such holder.

Consolidation, Merger and Sales

Neither the related Indenture nor any of the particular terms governing any Debt Security will prevent any consolidation or merger of the Company with or into any other persons, or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or will prevent any conveyance, transfer or lease of the property of the Company as an entirety or substantially as an entirety, to any other person; provided, however, that:

•	In case the Company shall consolidate with or merge into another person or convey, transfer or lease substantially all of its properties and assets to any person, the person formed by such consolidation or merger, or the person which acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Company shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by one or more supplemental indentures, the due and punctual payment of the principal of (and premium, if any) and interest on or any additional amounts in respect of all the Debt Securities and the performance of every other covenant of the related Indenture on the part of the Company to be performed or observed;

•	Immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	The successor person has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the foregoing requirements and the other provisions relating to any such transaction in the Indenture (and supplemental indenture as applicable), and that all conditions precedent in the related Indenture (and supplemental indenture as applicable) relating to such transaction have been complied with.

Regarding the Indenture Trustees

In the normal course of business, the Company and its subsidiaries may conduct banking transactions with the indenture trustees, and the indenture trustees may conduct banking transactions with us and our subsidiaries.

Notices

Notices to holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the related security register.

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Title

We, the trustee and any of our agents may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of North Carolina applicable to agreements made or instruments entered into and, in each case, performed in said state; provided, however, that the rights, immunities, duties and liabilities of the trustee will be governed by New York Law.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act, or NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock, also referred to herein as the common stock, and 20,000,000 shares are designated as non-voting common stock, referred to herein as the non-voting common stock. As of June 30, 2014, there were 23,728,643 shares of voting common stock issued and outstanding, held of record by approximately 2,868 shareholders, and 5,992,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of June 30, 2014, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 423,779 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board. For so long as BNC has more than nine directors, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the FRB before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the FRB before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

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Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of June 30, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

DESCRIPTION OF WARRANTS

The following description summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We may evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to particular warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants may have no rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. If we so indicate in the applicable prospectus supplement, the warrants may also provide that they may be exercised on a “cashless” or net basis. We will set forth on the reverse side of the warrant certificate, if applicable, and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or a warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at our offices, the corporate trust office of a warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock or preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock or preferred stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of North Carolina.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the specific terms of any units offered in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may distribute our securities from time to time in one or more transactions at: (1) a fixed price or prices, which may be changed, (2) market prices prevailing at the time of sale, (3) prices related to the prevailing market prices at the time of sale, or (4) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against contribution toward civil liabilities, including liabilities under the Securities Act.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, the persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

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Any common stock sold pursuant to a prospectus supplement is expected to be eligible for listing and trading on the Nasdaq Capital Market, subject to official notice of issuance. All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Security Act of 1974, as amended, or ERISA, (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code, or Similar Laws, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP. The name of the law firm advising any underwriters or agents with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of BNC and its subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011 and audit reports incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http:/www.bncbancorp.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

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We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness thereof, as well as all such filings we make prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 27, 2014, April 1, 2014, April 23, 2014, May 22, 2014, June 2, 2014, June 5, 2014, and July 23, 2014.

•	The information contained in our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2014 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013.

•	A description of our common stock can be found herein under “Description of Our Capital Stock.”

We will provide to each person, including any beneficial owner, to whom a prospectus and a prospectus supplement are delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus and any prospectus supplement but not delivered with this prospectus or the applicable prospectus supplement. We will provide this at no cost to the requestor upon written or oral request addressed to BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Drema Michael, Senior Vice President, Investor and Corporate Relations (telephone: 336-869-9200).

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by BNC (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$19,320
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and publication expenses	$	*
Miscellaneous Other	$	*
Total Expenses	$	*

*To be provided by amendment.

Item 15.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

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Article V of BNC’s Articles of Incorporation (Articles) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 16.	Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.

3.3	Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

4.2*	Form of Preferred Stock Certificate.

4.3*	Form of Warrant Agreement, including form of Warrant Certificate.

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4.4*	Form of Unit Certificate.

4.5**	Form of Indenture for Senior Debt Securities.

4.6**	Form of Indenture for Subordinated Debt Securities.

4.7*	Form of Senior Debt Security.

4.8*	Form of Subordinated Debt Security.

5.1**	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

12**	Statement re: Computation of Ratios.

21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on March 13, 2014.

23.1**	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1).

23.2**	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.

24**	Power of Attorney (included on signature page).

25.1*	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Indenture for Senior Debt Securities.

25.2*	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Indenture for Subordinated Debt Securities.

*	If applicable, to be filed by an amendment to the Registration Statement or by a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on August 26, 2014.

BNC BANCORP (Registrant)

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Richard D. Callicutt II and David B. Spencer and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard D. Callicutt II	August 26, 2014
Richard D. Callicutt II
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David B. Spencer	August 26, 2014
David B. Spencer
Senior Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Ronald J. Gorczynski	August 26, 2014
Ronald J. Gorczynski
Executive Vice President and Chief Accounting Officer
(Principal Accounting Officer)

/s/ James T. Bolt, Jr.	August 26, 2014
James T. Bolt, Jr.
Director

/s/ Joseph M. Coltrane, Jr.	August 26, 2014
Joseph M. Coltrane, Jr.
Director

/s/ Charles T. Hagan, III	August 26, 2014
Charles T. Hagan, III
Director

/s/ Elaine M. Lyerly	August 26, 2014
Elaine M. Lyerly
Director

/s/ W. Swope Montgomery, Jr.	August 26, 2014
W. Swope Montgomery, Jr.
Director

/s/ Lenin J. Peters, M.D.	August 26, 2014
Lenin J. Peters, M.D.
Director

/s/ John S. Ramsey, Jr.	August 26, 2014
John S. Ramsey, Jr.
Director

/s/ Thomas R. Sloan	August 26, 2014
Thomas R. Sloan
Director

/s/ Thomas R. Smith	August 26, 2014
Thomas R. Smith
Director

/s/ Robert A. Team, Jr.	August 26, 2014
Robert A. Team, Jr.
Director

/s/ G. Kennedy Thompson	August 26, 2014
G. Kennedy Thompson
Director

/s/ D. Vann Williford	August 26, 2014
D. Vann Williford
Director

/s/ Richard F. Wood	August 26, 2014
Richard F. Wood
Director

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Underwriting Agreement.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.

3.3	Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

4.2*	Form of Preferred Stock Certificate.

4.3*	Form of Warrant Agreement, including form of Warrant Certificate.

4.4*	Form of Unit Certificate.

4.5**	Form of Indenture for Senior Debt Securities.

4.6**	Form of Indenture for Subordinated Debt Securities.

4.7*	Form of Senior Debt Security.

4.8*	Form of Subordinated Debt Security.

5.1**	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

12**	Statement re: Computation of Ratios.

21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on March 13, 2014.

23.1**	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1).

23.2**	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.

24**	Power of Attorney (included on signature page).

25.1*	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Indenture for Senior Debt Securities.

25.2*	Form T-1 Statement of Eligibility and Qualification of the Trustee under the Indenture for Subordinated Debt Securities.

*	If applicable, to be filed by an amendment to the Registration Statement or by a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.